Exhibit 3

WALTER INVESTMENT MANAGEMENT CORP.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Walter Investment Management Corp., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE FIRST

NAME

The name of the corporation (the “Corporation”) is:

Walter Investment Management Corp.

ARTICLE SECOND

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. As used herein, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE THIRD

PRINCIPAL OFFICE IN STATE

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

ARTICLE FOURTH

RESIDENT AGENT

The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE FIFTH

STOCK

(a) Authorized Shares. The Corporation has authority to issue 100,000,000 shares of stock, consisting of 90,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 10,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $1,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section (b) of this Article FIFTH, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

(b) Classification and Reclassification of Stock.

(1) The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any unissued shares of Common Stock or any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

(2) Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (A) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (B) specify the number of shares to be included in the class or series; (C) set or change, subject to the provisions of Article NINTH and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (D) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (C) of this subsection (b)(2) may be made dependent upon facts or events ascertainable outside Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

(c) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

(1) Except as may be otherwise specified in the Charter, each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

(2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, or other distributions, including dividends or other distributions payable in shares of another class of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

(3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

(d) Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws of the Corporation (the “Bylaws”). The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

ARTICLE SIXTH

BOARD OF DIRECTORS

(a) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation may be increased or decreased by at least a majority of the entire Board of Directors pursuant to the Bylaws , but shall never be less than the minimum number required by the Maryland General Corporation Law (“MGCL”) now or hereafter in force.

(b) Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the stockholders or a majority of the entire Board of Directors, and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the stockholders or a majority of the directors then in office. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

(c) Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in paragraph (a) of this Article SIXTH or in the Bylaws. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

(d) Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

(e) The directors of the Corporation shall be divided equally (or as nearly as possible) into three classes, Class I, Class II and Class III.

(f) At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify

ARTICLE SEVENTH

POWERS OF THE CORPORATION, DIRECTORS AND STOCKHOLDERS;

AMENDMENTS

(a) Powers of the Corporation, Directors and Stockholders.

(1) Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

(2) Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Article FIFTH Section (b) or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

(3) Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

(4) The Corporation shall provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses (without requiring a preliminary determination of the ultimate entitlement to indemnification) to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees. The rights to indemnification and advance of expenses provided by the Charter to a director or officer of the Corporation shall vest immediately upon election of such director or officer.

(5) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

(6) For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the MGCL.

(7) Notwithstanding any provision of law requiring the authorization of any action by the holders of shares entitled to cast a greater number of votes, such action shall be valid and effective if declared adviseable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter, except as otherwise provided in the Charter.

(8) Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws.

(b) The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock. Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of shares entitled to cast not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided however, that any amendment to, repeal of or adoption of any provision inconsistent with subparagraphs (a)(4), (a)(5), (a)(6), (a)(7) or this paragraph (b) of this Article SEVENTH, paragraph (c) of Article FIFTH or Article SIXTH will be effective only if it is adopted upon the affirmative vote of the holders of shares entitled to cast not less than two-thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class). In addition, in the event the Corporation becomes qualified as a REIT, no term or provisions of the Charter may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Corporation not to qualify as a REIT under the Code unless in each such case, such action is approved (in addition to any other vote, approval, authorization or advice (including that of the Board of Directors) that may otherwise be required) by the affirmative vote of the holders of not less than two-thirds (66-2/3%) of all the votes entitled to be cast on the matter.

ARTICLE EIGHTH

REIT QUALIFICATION

If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to achieve and/or preserve the status of the Corporation as a REIT; however, if after qualifying as a REIT the Board of Directors thereafter determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the

Code or take such other action as shall cause the Corporation to no longer qualify as a REIT. The Board of Directors also may determine compliance with any restriction or limitation on stock ownership and transfers set forth in Article NINTH is no longer required for REIT qualification.

NINTH

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

(a) Definitions. For the purpose of this Article NINTH, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean not more than 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to subparagraph (c)(6) of this Article NINTH, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to subparagraph (b)(7) of this Article NINTH.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to subparagraph (b)(7) of this Article NINTH and subject to adjustment pursuant to subparagraph (b)(8) of this Article NINTH, the percentage limit established by the Board of Directors pursuant to subparagraph (b)(7) of this Article NINTH.

Initial Date. The term “Initial Date” shall mean the date upon which the Corporation qualifies as a REIT.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

NYSE. The term “NYSE” shall mean the New York Stock Exchange stock exchange.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of subparagraph (b)(1) of this Article NINTH, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which (1) the Board of Directors determines pursuant to Article EIGHTH of the Charter that (i) it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, or (ii) that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT, or (2) that the Corporation no longer qualifies as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on

Capital Stock, including (1) the granting or exercise of any option (or any disposition of any option), (2) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (3) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in subparagraph (c)(1) of this Article NINTH.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

(b) Capital Stock.

(1) Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to paragraph (b)(7) of Article NINTH:

(i) Basic Restrictions.

(A) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(B) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(C) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(ii) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of subparagraph (b)(1)(i)(A) or (B) of this Article NINTH,

(A) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate subparagraph (b)(1)(i)(A) or (B) of this Article NINTH (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Article NINTH (c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(B) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of subparagraph (b)(1)(i)(A) or (B) Article NINTH, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate subparagraph (b)(1)(i)(A) or (B) of this Article NINTH shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(2) Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of subparagraph (b)(1) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of subparagraph (b)(1) of this Article NINTH (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Article NINTH (b)(1) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(3) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Article NINTH (b)(1)(i) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Article NINTH (b)(1)(ii) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(4) Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(i) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

(ii) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(5) Remedies Not Limited. Subject to Article FIFTH, nothing contained in paragraph (b) of this Article NINTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(6) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article NINTH (b), (c), or any definition contained in (a), the Board of Directors shall have the power to determine the application of the provisions of this Article NINTH (b) or (c) or any such definition with respect to any situation based on the facts known to it. In the event Article NINTH (b) or (c) requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article NINTH (a), (b) or (c). Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Article NINTH (b)(2)) acquired Beneficial or Constructive Ownership of Stock in violation of Article NINTH (b)(1), such remedies (as applicable) shall apply first to the shares of Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Stock based upon the relative number of the shares of Stock held by each such Person.

(7) Exceptions.

(i) Subject to Article NINTH (b)(1)(i)(B), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(A) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Article NINTH (b)(1)(i)(B);

(B) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(C) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Article NINTH (b)(1) through (b)(6)) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Article NINTH (b)(1)(ii) and (c).

(ii) Prior to granting any exception pursuant to Article NINTH (b)(7)(i), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii) Subject to Article NINTH (b)(1)(i)(B), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(iv) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (A) with the written consent of such Excepted Holder at any time or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

(8) Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits. Subject to Article NINTH (b)(2)(i)(B) and in connection with establishing an Excepted Holder Limit or at any other time, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit; provided, however, that any decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership in Stock is in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Person’s percentage of Stock equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of Stock in excess of such percentage ownership of Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the Board of Directors may not increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit if such increase or decrease would allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Stock.

(9) Legend. Any certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8 percent (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively

Own shares of Capital Stock of the Corporation in excess of 9.8 percent of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby may be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, any certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(c) Transfer of Capital Stock in Trust.

(1) Ownership in Trust. Upon any purported Transfer or other event described in Article NINTH (b)(1)(ii) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Article NINTH (b)(1)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Article NINTH (c)(6).

(2) Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(3) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article NINTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(4) Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Article NINTH (b)(1)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Article NINTH (c)(4). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Article NINTH (c)(3). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Article NINTH (c)(4), such excess shall be paid to the Trustee upon demand.

(5) Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Article NINTH (c)(3). The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Article NINTH (c)(4). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(6) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Article NINTH (b)(1)(i) in the hands of such Charitable Beneficiary.

(d) NYSE Transactions. Nothing in this Article NINTH shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article NINTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article NINTH.

(e) Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article NINTH.

(f) Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

THIRD: The amendment and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article THIRD of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article FOURTH of the foregoing amendment and restatement of the charter.

SIXTH: The Corporation currently has nine directors. The names of the directors currently in office are:

Steven Berrard

Ellyn Brown

Alvaro de Molina

Denmar Dixon

William Meurer

Mark O’Brien

James Pappas

Shannon Smith

Michael Tokarz

SEVENTH: The Corporation has elected to be subject to Section 3-804(a) and Section 3-804(c) of the Maryland General Corporation Law (the “MGCL”). The repeal of the Corporation’s election to be subject to Section 3-804(a) and/or Section 3-804(c) of the MGCL may be effected only by a resolution adopted by the Board of Directors.

EIGHTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Vice President, General Counsel and Secretary on this 3rd day of May, 2013.

ATTEST:		WALTER INVESTMENT MANAGEMENT CORP.

/s/ Stuart D. Boyd		By:	/s/ Mark O’Brien
Name:	Stuart D. Boyd	Name:	Mark O’Brien
Title:	Vice President, General Counsel and Secretary	Title:	Chairman and CEO